Exhibit 10.7

3/11/19

Re: Offer of Transfer to Cyclerion

Dear Anjeza:

On behalf of all my colleagues at Cyclerion, I am pleased to provide you with the terms and conditions of your anticipated employment by Cyclerion Therapeutics, Inc., a Massachusetts corporation (the "Company"). As you are aware, the Company intends to separate from Ironwood Pharmaceuticals, Inc. This offer is contingent on the completion of the separation. This offer, if accepted, sets forth the terms of your employment with the Company after the separation. If you accept this offer, it will take effect upon the separation.

1.
Position. Your position will be that of VP of Finance, reporting to Bill Huyett. In addition to performing duties and responsibilities associated with such position, from time to time the Company may assign you other duties and responsibilities. As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company.
2.
Starting Date/Nature of Relationship. It is expected that your employment will start on the separation, anticipated to be 4/1/19. No provision of this offer letter shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate the employment relationship at any time and for any reason.
3.
Compensation.
a.
Your initial base salary for this exempt position will be paid bi-weekly, equal to $242,100 per year.
b.
You will be eligible for a target bonus of 30% of your base salary, based on achievement of mutually acceptable goals developed by you and your manager, and the Company's achievement of its corporate goals. These goals, and the terms of the target bonus, will be communicated to you at a later date.
4.
Benefits.
a.
The benefits in which you are enrolled at Ironwood will transfer with you to Cyclerion. The Company retains the right to change, add or cease any particular benefit. Current benefits include: medical, dental, and vision insurance, disability and life insurance, 401k plan, flexible spending plan, paid time off, and holidays. Details about your Cyclerion benefits, including the impact of payments made toward Ironwood deductibles and out-of-pocket maximums, if applicable, will be provided under separate cover.
b.
As an employee of the Company, you will be entitled to unlimited paid time off (PTO), to be taken pursuant to the Company's PTO policy. By accepting this offer of employment, you agree that your Ironwood accrued vacation balance will be transferred and credited to your employee record at the Company and will be paid out to you upon termination of your employment with the Company.
c.
Your original hire date at Ironwood Pharmaceuticals, Inc of 2/28/11 will be incorporated into your Cyclerion record as your service date.
5.
Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to an agreement regarding non-competition, non-solicitation and ownership of intellectual property (as applicable), which has been provided to you herewith.
6.
General.
a.
The agreement between you and Cyclerion regarding your use and non-disclosure of Cyclerion confidential information, and regarding non-competition, non-solicitation, and ownership of intellectual property (as applicable) will constitute our entire agreement as to the terms of your employment by the Company and will supersede any prior agreements or understanding, whether in the writing or oral.
b.
As required by law, this offer is subject to satisfactory proof of right to work in the United States.
c.
This letter shall be governed by the laws of the Commonwealth of Massachusetts, without application of its principles of conflict laws.

In addition, by accepting this offer, you represent and warrant to the Company that from and after your start date of employment, you will not be subject to any noncompetition or other agreement prohibiting you from performing services for the Company to the full extent contemplated by this letter. In addition, should you become legally prohibited from performing services for the Company to the full extent contemplated by this letter, or should the Company reasonably believe that you are legally prohibited from performing services to the full extent contemplated by this letter, the Company shall have the right to rescind your offer and/or immediately terminate your employment.

This offer of transition will expire on 3/28/2019 unless accepted by you prior to such date.

We are very excited to build Cyclerion into a great entrepreneurial biopharmaceutical company with you!

Sincerely,

CYCLERION THERAPEUTICS, INC.

/s/ Bill Huyett

Bill Huyett

President (future CFO)

Accepted this 19 day of March 2019

/s/ Anjeza Gjino

Employee Name